FIRST CAPITAL, INC. REPORTS QUARTERLY EARNINGS

Corydon, Indiana—October 18, 2012.  First Capital, Inc. (NASDAQ:  FCAP - news), the holding company for First Harrison Bank (the “Bank”), today reported net income of $719,000 or $0.26 per diluted share for the quarter ended September 30, 2012, compared to $1.1 million or $0.39 per diluted share for the same period in 2011.

The decrease in earnings is primarily due to the Bank’s previously announced voluntary early retirement program that was effective September 30, 2012.  Fourteen employees participated in the program which resulted in a pre-tax charge to earnings of $693,000 during the quarter ended September 30, 2012.  Had this nonrecurring expense not occurred, the Company would have recognized net income of $1.1 million or $0.41 per diluted share for the quarter ended September 30, 2012.  The Company expects to save approximately $617,000 on a pre-tax basis in the first year following the effective date of the voluntary early retirement program due to lower compensation and benefits expense.

Net interest income after provision for loan losses decreased $7,000 for the quarter ended September 30, 2012 as compared to the quarter ended September 30, 2011. Interest income decreased $379,000 when comparing the two periods as the average tax-equivalent yield of interest-earning assets decreased from 5.12% for the three-month period ended September 30, 2011 to 4.59% for the same period in 2012.  This was partially offset by an increase in the average balance of interest-earning assets from $409.6 million for the quarter ended September 30, 2011 to $423.9 million for the quarter ended September 30, 2012.  Interest expense decreased $322,000 as the average cost of interest-bearing liabilities decreased from 1.05% to 0.67% when comparing the same two periods.  As a result, the interest-rate spread decreased from 4.07% for the quarter ended September 30, 2011 to 3.92% for the same period in 2012.  The provision for loan losses decreased from $400,000 for the quarter ended September 30, 2011 to $350,000 for the quarter ended September 30, 2012 primarily due to a decrease in net charge offs from $299,000 during the three-month period ended September 30, 2011 to $191,000 during the same period in 2012.

Noninterest income increased $52,000 for the three months ended September 30, 2012 as compared to the same period in 2011.  Gains on the sale of loans increased $38,000 when comparing the two periods.

Noninterest expenses increased $652,000 for the three months ended September 30, 2012 as compared to the three months ended September 30, 2011.  Compensation and benefits expense increased $588,000 when comparing the two periods due to the previously discussed voluntary early retirement program.  Data processing expenses increased $39,000 when comparing the two periods primarily due to an increase in ATM processing fees.

For the nine months ended September 30, 2012, the Company reported net income of $2.7 million or $0.96 per diluted share compared to net income of $2.9 million or $1.05 per diluted share for the same period in 2011.  Excluding the aforementioned charge to earnings for the voluntary early retirement program, the Company would have reported net income of $3.1 million or $1.11 per diluted share for the nine months ended September 30, 2012.

Net interest income after provision for loan losses decreased $4,000 for the nine months ended September 30, 2012 compared to the same period in 2011.  Interest income decreased $1.2 million when comparing the two periods, due to a decrease in the average tax-equivalent yield on interest-earning assets from 5.09% for 2011 to 4.65% for 2012.  Interest expense decreased $1.0 million as the average cost of interest-bearing liabilities decreased from 1.13% to 0.75% when comparing the same two periods.  The provision for loan losses decreased from $1.3 million for the nine months ended September 30, 2011 to $1.1 million for the same period in 2012.

Noninterest income increased $349,000 for the nine months ended September 30, 2012 as compared to the nine months ended September 30, 2011.  The increase was primarily due to a $318,000 increase in gains on loans sold as a result of gains on the sale of SBA loans of $108,000 and a 53% increase in the gain on sale of residential mortgage loans originated for sale for the 2012 period compared to 2011.

Noninterest expenses increased $722,000 for the nine months ended September 30, 2012 as compared to the same period in 2011, primarily due to an increase in compensation and benefit expenses of $577,000.  This was due to the expenses associated with the voluntary early retirement program.  Data processing expenses also increased $115,000 when comparing the two periods as a result of increased ATM processing fees and more customers using alternative delivery channels.

Total assets as of September 30, 2012 were $458.4 million compared to $438.9 million at December 31, 2011.  Securities available for sale increased $11.9 million during the nine months ended September 30, 2012, while net loans receivable increased $4.9 million.  Deposits increased $19.7 million during the nine months ended September 30, 2012.  Nonperforming assets (consisting of nonaccrual loans, accruing loans 90 days or more past due, troubled debt restructurings on accrual status, and foreclosed real estate) totaled $8.8 million and $8.9 million at September 30, 2012 and December 31, 2011, respectively.

At September 30, 2012, the Bank was considered well-capitalized under applicable federal regulatory capital guidelines.

First Harrison Bank currently has thirteen offices in the Indiana communities of Corydon, Edwardsville, Greenville, Floyds Knobs, Hardinsburg, Palmyra, New Albany, New Salisbury, Jeffersonville, Salem and Lanesville.  Access to First Harrison Bank accounts, including online banking and electronic bill payments, is available anywhere with Internet access through the Bank’s website at www.firstharrison.com.  First Harrison Bank, through its business arrangement with Lincoln Investments, member SIPC, continues to offer non FDIC insured investments to complement the Bank’s offering of traditional banking products and services.  You can also follow us now on Facebook.

This release may contain forward-looking statements within the meaning of the federal securities laws.  These statements are not historical facts; rather, they are statements based on the Company’s current expectations regarding its business strategies and their intended results and its future performance.  Forward-looking statements are preceded by terms such as “expects,” “believes,” “anticipates,” “intends” and similar expressions.

Forward-looking statements are not guarantees of future performance.  Numerous risks and uncertainties could cause or contribute to the Company’s actual results, performance and achievements to be materially different from those expressed or implied by the forward-looking statements.  Factors that may cause or contribute to these differences include, without limitation, general economic conditions, including changes in market interest rates and changes in monetary and fiscal policies of the federal government; legislative and regulatory changes; and other factors disclosed periodically in the Company’s filings with the Securities and Exchange Commission.

Because of the risks and uncertainties inherent in forward-looking statements, readers are cautioned not to place undue reliance on them, whether included in this report or made elsewhere from time to time by the Company or on its behalf.  Except as may be required by applicable law or regulation, the Company assumes no obligation to update any forward-looking statements.

Contact:
Chris Frederick
Chief Financial Officer
812-734-3464

FIRST CAPITAL, INC. AND SUBSIDIARY
Consolidated Financial Highlights (Unaudited)

	Nine Months Ended		Three Months Ended
	September 30,		September 30,
OPERATING DATA	2012	2011	2012	2011
(Dollars in thousands, except per share data)

Total interest income	$14,119	$15,350	$4,722	$5,101
Total interest expense	1,928	2,955	575	897
Net interest income	12,191	12,395	4,147	4,204
Provision for loan losses	1,125	1,325	350	400
Net interest income after provision for loan losses	11,066	11,070	3,797	3,804

Total non-interest income	3,301	2,952	1,126	1,074
Total non-interest expense	10,676	9,954	3,983	3,331
Income before income taxes	3,691	4,068	940	1,547
Income tax expense	1,008	1,128	218	451
Net income	$2,683	$2,940	$722	$1,096
Less net income attributable to the noncontrolling interest	10	10	3	3
Net income attributable to First Capital, Inc.	$2,673	$2,930	$719	$1,093

Net income per share attributable to
First Capital, Inc. common shareholders:
Basic and Diluted	$0.96	$1.05	$0.26	$0.39

Weighted average common shares outstanding:
Basic and Diluted	2,785,383	2,786,652	2,785,001	2,785,693

OTHER FINANCIAL DATA

Cash dividends per share	$0.57	$0.57	$0.19	$0.19
Return on average assets (annualized)	0.79%	0.88%	0.63%	1.00%
Return on average equity (annualized)	6.88%	7.98%	5.49%	8.75%
Net interest margin	4.03%	4.14%	4.04%	4.24%
Interest rate spread	3.90%	3.96%	3.92%	4.07%
Net overhead expense as a percentage of average assets (annualized)	3.17%	2.99%	3.51%	3.03%

	September 30,	December 31,
BALANCE SHEET INFORMATION	2012	2011

Cash and cash equivalents	$22,695	$18,923
Investment securities	123,389	111,456
Gross loans	285,558	280,229
Allowance for loan losses	4,591	4,182
Earning assets	423,887	401,361
Total assets	458,352	438,886
Deposits	384,067	364,374
FHLB debt	10,100	12,350
Repurchase agreements	9,112	9,125
Stockholders' equity, net of noncontrolling interest	52,120	50,942
Non-performing assets:
Nonaccrual loans	7,987	7,401
Accruing loans past due 90 days	99	363
Foreclosed real estate	420	661
Troubled debt restructurings on accrual status	316	462
Regulatory capital ratios (Bank only):
Tier I - adjusted total assets	9.86%	10.06%
Tier I - risk based	14.25%	16.11%
Total risk-based	15.50%	17.05%